EXHIBIT 10.57

LOAN AGREEMENT

This Loan Agreement is made this 9th day of December, 2004, by and between Electropure, Inc., a California corporation, its subsidiary, Electropure EDI, Inc., a Nevada corporation (together referenced as “Borrower”) and SnowPure, LLC, a Nevada Limited Liability Company (“Lender”). Borrower wishes to borrow, and Lender wishes to lend to Borrower, the sum of One Hundred Thousand Dollars ($100,000.00) under the terms and conditions which follow.

1.                                       Loan, Security.  Lender hereby agrees to loan to Borrow the principal sum of One Hundred Thousand and 00/100ths Dollars ($100,000.00), plus simple interest accruing from the date above at the rate of ten percent (10%) per annum, payable within ninety (90) days, with no prepayment penalty for full payment of principal and interest accrued to the date of payment before the 90th day. Payment shall be secured by Borrower’s Collateral, specified in that certain Security Agreement between the parties of even date with this Loan Agreement (the “Security Agreement”), but which is identifiable as all equipment used for the manufacture and development of Borrower’s ion exchange membrane technology, all product (inclusive of the membrane itself) in production and unshipped, and all intellectual property rights in such technology and product(s).

2.                                       Priority of Loan, Subordination of Other Debt.  Borrower agrees that Lender’s loan to Borrower and its corresponding security interest in the Collateral shall be given priority and first-in-line status among Borrower’s creditors. Borrower owns good and marketable title to each item constituting the Collateral in this transaction, and such is free from all liens, levies, pledges or encumbrances of any nature whatsoever. Borrower agrees to take all actions necessary to subordinate such debt including, at Lender’s election, a Subordination Agreement satisfactory to Lender. During the Term of this Loan Agreement, Borrower shall not incur any new debt superior to, or modify the status of any existing debt to make it superior to Lender’s loan to Borrower and its corresponding security interest in the Collateral.

3.                                       Identification and Coordination with Other Instruments.  The Parties have memorialized their agreement in several documents, which include a Secured Promissory Note and a Security Agreement, all of even date with this Loan Agreement (the “Note” and “Security Agreement,” respectively, and together the “Ancillary Agreements”), the terms of which are hereby incorporated by this reference as though set forth here fully. In the case of conflict between the terms of the agreements, this Loan Agreement shall control over both the Note and the Security Agreement, and the Security Agreement shall control over the Note.

3.                                       Borrower’s Covenants.  Borrower promises:

A.                                   To timely meet its obligations to Lender under this Loan Agreement, the Security Agreement and the Note.

B.                                     To cooperate as between themselves, and to take all actions necessary, to meet Borrower’s obligation to pledge the Collateral as security for this transaction.

C.                                     To pay all expenses, including attorneys’ fees, incurred by Lender in the perfection, preservation, realization, enforcement, and exercise of its rights under this agreement and the Ancillary Agreements.

D.                                    To indemnify, defend and hold harmless Lender against loss of any kind, including attorneys’ fees, caused to Lender by reason of its interest in the Collateral (and as specified in more detail below).

E.                                      To conduct Borrower’s business efficiently and without voluntary interruption, and to vigorously defend Borrower’s intellectual property rights as relating to the Collateral.

F.                                      To pay all taxes when due.

G.                                     To give Lender notice of any litigation that may have a material adverse effect on the business or the Collateral.

H.                                    Not to sell, lease, license, transfer, or otherwise impair or dispose of the Collateral.

I.                                         Not to pledge, hypothecate or otherwise encumber in any way, or permit liens on the Collateral.

J.                                        To maintain fire and all other insurance coverage normally purchased to cover the business and the Collateral in the amounts and under policies acceptable to Lender, naming Lender under a lender’s loss payable clause, and to provide Lender with the original policies and certificates at Lender’s request.

K.                                    Not to use the Collateral for any unlawful purpose or in any way that would void any effective insurance.

L.                                      To perform all acts necessary to maintain, preserve, and protect the Borrower’s business and the Collateral.

M.                                 To refrain from any change in Borrower’s business plan or its use of company resources in any manner inconsistent with Borrower’s business plan, policy, and usual and customary practices in place as of the date of this Loan Agreement, except by prior written consent or recorded authorization or ratification by Borrower’s Board of Directors.

N.                                    To notify Lender promptly in writing of any default, potential default, or any development that might have a material adverse effect on the business or the Collateral.

O.                                    To execute and deliver to Lender all financing statements and other documents that Lender requests, in order to maintain a first perfected security interest in the Collateral.

P.                                      To cooperate fully and completely in preparing, executing, filing and otherwise handling all documentation required by Lender to perfect its security interest in the Collateral as Borrower’s prioritized, first-in-line creditor.

4.                                       Lender’s Covenants.  Lender promises:

A.                                   To provide funding of the loan funds promptly upon the satisfactory execution of this Loan Agreement, the Ancillary Agreements, and any other documents necessary for the completion of this transaction.

B.                                     To provide within a reasonable time a proper and satisfactory release of it security interest in the Collateral upon its receipt of full payment or principal and accrued interest as specified in this Loan Agreement and the Ancillary Agreements.

5.                                       Borrower’s Warranties and Representations.  Borrower covenants, warrants, and represents as follows:

A.                                   Borrower is a Corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all necessary authority to conduct its business and defend or prosecute its rights wherever it is conducted.

B.                                     Borrower is aware that Electropure EDI, Inc., is the actual holder of the Collateral being pledged as security under this transaction, and that Electropure EDI, Inc. is a wholly-owned subsidiary of Electropure, Inc.

C.                                     All actions by Borrower, its directors, and stockholders that are necessary for the authorization execution, delivery, and performance of this Agreement, and of the Ancillary Agreements, have been duly taken. Borrower has been duly authorized to execute and deliver this Loan Agreement, the Ancillary Agreements, and all other corresponding documents, as evidencing a valid and binding obligation of Borrower.

D.                                    Borrower owns good and marketable title to each item constituting the Collateral in this transaction, and such is free from all liens, levies, pledges or encumbrances of any nature whatsoever.

E.                                      Borrower is aware that Michael Snow, Lender’s President, is a former officer of Electropure, Inc., could be considered an “insider,” and that, nonetheless, the negotiation of this Loan Agreement and all Ancillary Agreements has occurred entirely at arm’s length, with Borrower and Lender each receiving independent legal counsel.

F.                                      The officers or representatives of Borrower executing this Loan Agreement and the Ancillary Agreements are duly and properly in office or acting as representatives and are fully authorized to execute the same.

G.                                     The Loan Agreement and Security Agreement create a perfected, first priority security interest in Lender’s favor, enforceable against the Collateral in which Borrower now has rights, and will create a perfected, first priority security interest enforceable against the Collateral in which Borrower later acquires rights, if and when Borrower acquires those rights during the Term of this agreement.

H.                                    There is no character, bylaw, or capital stock provision of Borrower, and no provision of any indenture instrument, or agreement, written or oral, to which Borrower is a party or which governs the action of Borrower or which is otherwise binding upon Borrower or Borrower’s property, nor is there any statute, rule or regulation, or any judgment, decree, or order of any court or agency binding on Borrower or Borrower’s property which would be contravened by the execution, delivery or performance of this Agreement or of the Related Documents.

I.                                         There is no action, suit, or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of Borrower, threatened against or affecting Borrower, or any properties or rights of Borrower, which, if adversely determined, would materially impair the right of Borrower to carry on the Business substantially as now conducted or would materially adversely affect the financial condition of Borrower.

J.                                        Borrower shall pay all of its obligations when due and discharge all of its liabilities when finally determined.

K.                                    Borrower shall not, in the operation of its business, incur other indebtedness for borrowed money, or act as guarantor for any indebtedness of others, or lend money, lease, sell, contract to sell or lease, transfer, mortgage, assign, hypothecate or encumber any assets except in the ordinary course of business.  (For the purpose of this provision, sale of accounts receivable shall be deemed the incurring of indebtedness for borrowed money.)

L.                                      Borrower shall not pay any dividends on any of its outstanding shares, issue, purchase or retire any of its shares or interests, reorganize, merge or be the subject of change or control, or otherwise alter or amend its capital structure.

M.                                 No default or potential default exists, except as specified in Schedule A hereto.

6.                                       Further Consideration.  As further consideration and incentive to Lender to make this loan, Borrower agrees to pay $10,000 as the agreed cost of legal and documentation fees for the preparation of this Loan Agreement, the Ancillary Agreements, and any other related agreements and documents which may be necessary. Borrower has remitted $4,000 with or before the execution of this Loan Agreement, and agrees to remit the remaining balance of $6,000 concurrently with, and upon full payment of the principal and all accrued interest, whether occurring before or on conclusion of the 90-day term specified below. Similarly, and notwithstanding any reading of subsequent sections of this Loan Agreement to the contrary, upon any default declared by the lender under section 7, below, the remaining balance of $6,000 shall be added to and considered to be one with the unpaid principal and accrued interest then owing.

6.                                       Term and Termination.  This agreement shall be in effect for a Term of 90 days, or until full payment is made by Borrower under the Loan Agreement and Note (if earlier than 90 days), plus such time as may be necessary (A) to execute and file a proper release of Lender’s interest in the Collateral upon the successful repayment of the loan shown by this Loan Agreement and the Note, or (B) if Lender acts to enforce its rights under this Loan Agreement or the Ancillary Agreements, for whatever length of time is required to fully implement such enforcement and effect Lender’s satisfaction. This Loan Agreement will terminate upon the successful and complete conclusion of either alternative above.

7.                                       Events of Default and Acceleration.  On the occurrence of any of the following events or circumstances, Lender at its election may terminate any or all commitments, and other obligations of Lender to Borrower and declare all amounts outstanding in respect of this loan to be immediately due and payable without demand or notice to Borrower.

A.                                   Any failure on the part of Borrower to pay all amounts due under this Loan Agreement by 5:00 pm on the 90th day following the date of this Loan Agreement, above.

B.                                     Any breach or default by Borrower of or under any term, condition, provision, warranty; or representation made herein or in the Ancillary Agreements, or any present or future rider or supplement to any or all such agreements.

C.                                     Borrower dissolves, becomes inactive, becomes insolvent, becomes unable to meet its ordinary obligations as they come due, a receiver is appointed for any part of Borrower’s property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws.

D.                                    Borrower has issued against it or its property any writ of attachment, execution, or other legal process involving an amount or risk deemed material by Lender.

E.                                      Borrower has filed or recorded against it or its property any notice of levy, notice to withhold, or claim for taxes other than real property taxes not yet delinquent involving an amount deemed material by Lender.

F.                                      Borrower becomes involved in an actively-pending funding event, the pending sale or licensing of Borrower’s intellectual property rights in the Collateral (with Lender’s prior approval), the pending sale of Borrower’s assets or its business or a substantial portion of its outstanding stock (with lender’s prior approval).

There shall be no prepayment penalty, either for Borrower’s early payment of the principal and all accrued interest, or upon Lender’s election to declare Borrower in default under this section. However, upon Borrower’s failure to immediately pay all amounts owing in full, such outstanding amounts shall bear interest at the rate of ten percent (10%) per annum from the date of the default until the date such amount is paid in full whether or not beyond the 90-day term.

8.                                       Insurance.  Borrower shall maintain, with financially sound and reputable insurers, insurance with respect to its assets and business against such casualties and contingencies, of such types (as fire and public liability, including products liability) and in such amounts as is customary in the case of businesses of established reputations engaged in the same or similar business and similarly situated (but not less than, in the case of casualty insurance, the fair value of the insured property). Borrower shall, upon request of Lender, deliver to it copies of the policies concerned, and, in any event, Borrower shall promptly notify Lender of cancellation or modification of any insurance coverage requires hereby.

9.                                       Other Acts, Other Instruments.  Borrower agrees to do all acts reasonably necessary to effectuate the intent of this Loan Agreement, inclusive of assisting in the preparation of, and effecting the execution of such other documents and instruments which Lender may deem necessary, inclusive of the Security Agreement, the Note, and a UCC-1 Financing Statement.

10.                                 Collection Costs.  If Lender incurs any legal or other expense in protecting or enforcing its rights hereunder or under any of the Ancillary Agreements, in addition to any other sum which Borrower may be required to pay, Borrower shall pay to Lender the amount of all attorneys’ fees, legal expenses and collection costs incurred by Lender. Such amounts shall include any and all appeals, or petitions therefrom; fees associated with bankruptcy proceedings; and post-judgment collection services or costs.  As used herein, the term “attorneys’ fees” means the full costs of legal services performed in connection with the matters involved, calculated on the basis of usual fees charged by an attorney performing those services, and not limited to “reasonable attorneys’ fees” as defined in any statute or rule of the court.

11.                                 Indemnity.  Borrower agrees to indemnify, defend and hold lender harmless from any and all complaints, suits, actions and claims of any kind, and the consequences of such claims, inclusive of costs, attorneys’ fees, penalties, fines, damages, judgments, or settlements, arising from the transaction recorded by this Loan Agreement and the Ancillary Agreements, including any shareholder suits or actions.

12.                                 Effect of Sale of Assets.  If during the Term of this Loan Agreement the Parties agree on the terms and conditions for the purchase by SnowPure, LLC of all or substantially all the assets of Electropure EDI, Inc., and such is memorialized by at least an executed and binding Letter of Intent, then in consideration for a 45-day exclusive, no-shop period in the favor of SnowPure, LLC, the Term of this Loan Agreement, and of all Ancillary Agreements, may be extended for an additional 45 days, by a valid writing executed by all Parties, while a Purchase and Sale Agreement is drafted and executed. Such an agreement for the purchase by SnowPure, LLC of all or substantially all the assets of Electropure EDI, Inc., shall include a provision whereby Lender’s forgiveness of Borrower’s obligation under this Loan Agreement and the Ancillary

Agreements shall be credited to Lender in the purchase and sale transaction in the amount of the principal and accrued interest remaining to be paid by Borrower at that time.

13.                                 Dispute Resolution.  The Parties agree that the resolution of any conflict or dispute arising between them based on this transaction or its documentation shall be first attempted informally. If such is not successful, if such is not successful, then the resolution of the dispute shall be next by submission to mediation, before a mediator chosen by an arbitration or mediation services provider local to San Diego County. Should mediation fail to produce a resolution of the dispute, the dispute shall be decided by binding arbitration before an arbitrator chosen by an arbitration services provider local to San Diego County.  The result or finding of arbitration shall be binding on all parties, and the resolution produced by mediation, or the result or finding produced by arbitration, shall be fully enforceable. Recognizing that submission of the dispute to binding arbitration restricts their right to sue in court, the parties willingly waive any rights they may have to bring the dispute before a judge or jury.

14.                                 Waiver by Lender.  No waiver by Lender of any breach or default will be a waiver of any breach or default occurring later.  A waiver will be valid only if it is in writing and signed by Lender.

15.                                 Survival of Representations and Warranties.  Borrower’s representations and warranties made in this Loan Agreement and the Ancillary Agreements shall survive their execution, delivery, and termination.

16.                                 Interpretation, Severability.  Titles and headings appearing in this Loan Agreement are for convenience only and shall have no interpretive effect on the terms. If any term or phrase or provision of this agreement is found by a court or arbitrator to be invalid it shall be severed from the agreement but its absence shall not affect the remaining terms, which shall retain full force and effect.

17.                                 Assignment, Governing Law, Entire Agreement.  This agreement will bind and benefit the successors and assignees of the parties. Neither party may assign its rights or obligations under this Loan Agreement, nor under any of the Ancillary Agreements, without the prior written consent of the other. This agreement shall bind and benefit Lender’s successors and assigns as well as Borrower’s heirs, legatees, personal representatives and successors. This contract will be governed by the law of California. This Loan Agreement and the Ancillary Agreements represent the entire agreement, and supersedes any prior agreement or understandings, between Lender and Borrower relating to its subject matter.

18.                                 Notice.  All notices to be given under this agreement shall be given in writing by United States registered or certified mail, return receipt requested, by personal delivery, by facsimile (if receipt thereof is confirmed and if a fax number is available) or by express courier service to the address or, as applicable, facsimile number for the respective parties given below, provided that if any party gives notice of a change of name or address, notices to that party shall hereafter be given as demanded in that notice. Except as otherwise set forth herein, all notices and demands given by mail shall be effective on the second business day after mailing; and all notices and demands otherwise given as provided above shall be effective upon transmission. Notice to Borrower, below, shall be deemed to be notice to both entities constituting Borrower in this transaction.

If to Borrower:	If to Lender:

Mr. Floyd H. Panning Electropure, Inc. 23456 South Pointe Drive Laguna Hills, CA 92653 Fax: 949 - 770 - 9209	Mr. Michael Snow SnowPure, LLC PO Box 8157 Rancho Santa Fe, CA 92067-8157

19.                                 Joint and Several Liability. As multiple signatories and co-Borrowers under this Loan Agreement, Electropure, Inc. and Electropure EDI, Inc. (the “Debtor Entities” for this section) are each jointly and severally liable for all obligations and a breach of the terms of this Loan Agreement and the Ancillary Agreements by one Debtor Entity shall be deemed a breach by both. Any discharge of one Debtor Entity, except for full payment, shall not affect the continuing liability of the other. The Debtor Entities each waive all of the following:

A.                                   Any right to require Lender to proceed against either Debtor Entity before the other, or to pursue any other remedy; and

B.                                     Any right to the benefit or to direct the application of any Collateral, except in the ordinary course of business, until the obligations of this Loan Agreement and the Ancillary Agreements are fully discharged.

Borrower:
Electropure, Inc.	Electropure EDI, Inc.
A California corporation	A Nevada corporation

By:	/S/ FLOYD H. PANNING	By:	/S/ FLOYD H. PANNING
	Floyd H. Panning, President / CEO		Floyd H. Panning, President / CEO

Lender:

SnowPure, LLC

A Nevada Limited Liability Company

By:	/S/ MICHAEL SNOW
Michael Snow, President

Schedule A to Loan Agreement

Electropure, Inc. is currently in default of payment on the following loans made to the Company by Anthony M. Frank:

1)                                      $50,000 principal loan dated December 2, 2003, bearing 8% annual interest, with a due date of December 2, 2004.

2)                                      $100,000 principal loan dated November 21, 2003, bearing 8% annual interest, with a due date of November 21, 2004.

The Company intends and expects to negotiate with Mr. Frank for extensions on each of these loans, as well as on additional loans made by Mr. Frank which are maturing over the next 90 days.

All of the loans in question are collateralized by a security interest granted in the intellectual property owned by the Company’s subsidiary, Micro Imaging Technology.